Credit Suisse

Asset-Backed Securities

ABSC AMQ 2006-HE7

Balance: 1,116,593,559

All records

4,906 records

Selection Criteria: All records

Table of Contents

1. Summary

2. Summary

3. Mortgage Rate

4. Margin (ARM Loans)

5. Floor (ARM Loans)

6. Ceiling (ARM Loans)

7. Initial Cap (ARM Loans)

8. Periodic Cap (ARM Loans)

9. Original loan to value ratio

10. Credit Score

11. DTI

12. Original Principal Balance

13. Loan Purpose

14. Product Type

15. Interest Only Term

16. Loan Type

17. Property Type

18. Documentation

19. Lien

20. State

1. Summary

Total Number of Loans: 4,906

Total Loan Balance: 1,116,593,559.14

Average Loan Balance: 227,597.55

WA Combined Original LTV (w/o Silent Sec): 83.00

WAC: 8.310

WA Rem Term: 357

Fixed Rate: 18.81

IOs: 21.86

MH: 0.00

1st Lien: 98.94

% Owner Occupied: 92.58

% Full Doc: 54.42

% Cash Out: 53.53

% Purchase: 41.91

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2. Summary

% Portfolio with Silent Second: 32.96

Balance with Silent Second: 368,033,892.12

Number of Loans with Silent Second: 1,382

Combined Loan to Value Ratio: 89.19

California %: 32.30

% with Prepay: 63.21

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3. Mortgage Rate

Mortgage Rate	Balance	% Balance
5.500 - 5.999	1,832,486.32	0.16
6.000 - 6.499	11,112,535.26	1
6.500 - 6.999	78,751,144.74	7.05
7.000 - 7.499	155,633,982.52	13.94
7.500 - 7.999	270,448,464.69	24.22
8.000 - 8.499	168,000,584.00	15.05
8.500 - 8.999	178,438,065.12	15.98
9.000 - 9.499	88,503,516.83	7.93
9.500 - 9.999	81,431,807.52	7.29
10.000 - 10.499	33,731,922.30	3.02
10.500 - 10.999	24,942,097.16	2.23
11.000 - 11.499	9,791,843.90	0.88
11.500 - 11.999	7,677,757.46	0.69
12.000 - 12.499	3,557,232.17	0.32
12.500 - 12.999	2,576,095.15	0.23
13.000 - 13.499	138,969.54	0.01
13.500 - 13.999	25,054.46	0
Total:	1,116,593,559.14	100

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4. Margin (ARM Loans)

Margin (ARM Loans)	Balance	% Balance
2.501 - 3.000	2,602,077.61	0.29
3.001 - 3.500	2,875,884.42	0.32
3.501 - 4.000	1,968,644.47	0.22
4.001 - 4.500	65,668,176.32	7.24
4.501 - 5.000	5,475,423.67	0.6
5.001 - 5.500	6,895,609.74	0.76
5.501 - 6.000	819,021,855.93	90.35
6.001 - 6.500	728,411.23	0.08
6.501 - 7.000	474,796.03	0.05
7.001 - 7.500	803,160.77	0.09
Total:	906,514,040.19	100

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5. Floor (ARM Loans)

Floor (ARM Loans)	Balance	% Balance
5.501 - 6.000	1,353,071.06	0.15
6.001 - 6.500	6,825,513.23	0.75
6.501 - 7.000	59,638,450.86	6.58
7.001 - 7.500	138,484,553.65	15.28
7.501 - 8.000	208,936,322.60	23.05
8.001 - 8.500	146,323,991.38	16.14
8.501 - 9.000	143,635,325.61	15.84
9.001 - 9.500	79,856,980.81	8.81
9.501 - 10.000	65,547,631.04	7.23
10.001 - 10.500	26,450,206.39	2.92
10.501 - 11.000	18,480,267.30	2.04
11.001 - 11.500	6,139,393.12	0.68
11.501 - 12.000	3,157,634.80	0.35
12.001 - 12.500	1,258,302.00	0.14
12.501 - 13.000	426,396.34	0.05
Total:	906,514,040.19	100

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6. Ceiling (ARM Loans)

Ceiling (ARM Loans)	Balance	% Balance
11.501 - 12.000	1,353,071.06	0.15
12.001 - 12.500	6,825,513.23	0.75
12.501 - 13.000	59,638,450.86	6.58
13.001 - 13.500	138,484,553.65	15.28
13.501 - 14.000	208,936,322.60	23.05
14.001 - 14.500	146,323,991.38	16.14
14.501 - 15.000	143,635,325.61	15.84
15.001 - 15.500	79,856,980.81	8.81
15.501 - 16.000	65,547,631.04	7.23
16.001 - 16.500	26,450,206.39	2.92
16.501 - 17.000	18,480,267.30	2.04
17.001 - 17.500	6,139,393.12	0.68
17.501 - 18.000	3,157,634.80	0.35
18.001 - 18.500	1,258,302.00	0.14
18.501 - 19.000	426,396.34	0.05
Total:	906,514,040.19	100

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7. Initial Cap (ARM Loans)

Initial Cap (ARM Loans)	Balance	% Balance
2	905,579,289.98	99.9
6	934,750.21	0.1
Total:	906,514,040.19	100

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8. Periodic Cap (ARM Loans)

Periodic Cap (ARM Loans)	Balance	% Balance
1	906,514,040.19	100
Total:	906,514,040.19	100

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9. Original loan to value ratio

Original loan to value ratio	Balance	% Balance
10.01 - 15.00	49,932.66	0
15.01 - 20.00	134,596.19	0.01
20.01 - 25.00	914,370.61	0.08
25.01 - 30.00	795,392.11	0.07
30.01 - 35.00	2,196,440.34	0.2
35.01 - 40.00	2,204,824.42	0.2
40.01 - 45.00	4,796,543.59	0.43
45.01 - 50.00	8,517,075.96	0.76
50.01 - 55.00	10,790,643.88	0.97
55.01 - 60.00	11,360,300.20	1.02
60.01 - 65.00	12,202,813.46	1.09
65.01 - 70.00	20,851,786.74	1.87
70.01 - 75.00	53,370,930.12	4.78
75.01 - 80.00	441,926,425.57	39.58
80.01 - 85.00	120,370,560.82	10.78
85.01 - 90.00	281,996,022.41	25.26
90.01 - 95.00	121,499,422.93	10.88
95.01 - 100.00	22,615,477.13	2.03
Total:	1,116,593,559.14	100
***LTVs are shown for the first lien and CLTV is shown for the second liens

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10. Credit Score

Credit Score	Balance	% Balance
1 - 500	1,781,984.39	0.16
501 - 520	56,542,881.10	5.06
521 - 540	75,297,832.69	6.74
541 - 560	78,930,361.00	7.07
561 - 580	71,968,512.71	6.45
581 - 600	82,755,030.43	7.41
601 - 620	159,094,041.93	14.25
621 - 640	170,128,870.84	15.24
641 - 660	185,002,789.04	16.57
661 - 680	91,460,670.94	8.19
681 - 700	70,774,911.13	6.34
701 - 720	35,759,265.75	3.2
721 - 740	15,850,819.73	1.42
741 - 760	12,567,906.92	1.13
761 >=	8,677,680.54	0.78
Total:	1,116,593,559.14	100

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11. DTI

DTI	Balance	% Balance
0.01 - 11.00	14,111,440.00	1.26
11.01 - 16.00	8,619,434.12	0.77
16.01 - 21.00	19,112,933.22	1.71
21.01 - 26.00	40,473,764.78	3.62
26.01 - 31.00	70,777,804.87	6.34
31.01 - 36.00	119,035,287.90	10.66
36.01 - 41.00	193,336,778.07	17.31
41.01 - 46.00	292,293,664.55	26.18
46.01 - 51.00	327,575,729.61	29.34
51.01 - 56.00	31,256,722.02	2.8
Total:	1,116,593,559.14	100

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12. Original Principal Balance

Original Principal Balance	Balance	% Balance
<= 49,999	4,786,375.73	0.43
50,000 - 99,999	57,299,008.83	5.13
100,000 - 149,999	106,532,037.31	9.54
150,000 - 199,999	142,149,161.16	12.73
200,000 - 249,999	136,992,297.06	12.27
250,000 - 299,999	122,731,242.07	10.99
300,000 - 349,999	116,965,106.67	10.48
350,000 - 399,999	98,910,674.19	8.86
400,000 - 449,999	77,340,151.53	6.93
450,000 - 499,999	80,920,384.37	7.25
500,000 - 549,999	53,151,705.36	4.76
550,000 - 599,999	40,068,058.21	3.59
600,000 - 649,999	31,706,777.14	2.84
650,000 - 699,999	16,114,464.10	1.44
700,000 - 749,999	7,896,304.02	0.71
750,000 - 799,999	5,316,357.54	0.48
800,000 - 849,999	4,136,149.72	0.37
850,000 >=	13,577,304.13	1.22
Total:	1,116,593,559.14	100

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13. Loan Purpose

Loan Purpose	Balance	% Balance
Purchase	467,970,673.43	41.91
Refinance - Cash Out	597,727,456.16	53.53
Refinance - Rate/Term	50,895,429.55	4.56
Total:	1,116,593,559.14	100

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14. Product Type

Product Type	Balance	% Balance
ARM	906,514,040.19	81.19
Fixed	210,079,518.95	18.81
Total:	1,116,593,559.14	100

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15. Interest Only Term

Interest Only Term	Balance	% Balance
0	872,528,518.67	78.14
60	244,065,040.47	21.86
Total:	1,116,593,559.14	100

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16. Loan Type

Loan Type	Balance	% Balance
ARM - 2/18	51,821.73	0
ARM - 2/28	265,325,719.14	23.76
ARM - 2/28 - 40Yr Dual	207,653,238.18	18.6
ARM - 2/28 - 5Yr IO	187,535,787.13	16.8
ARM - 3/12	79,530.95	0.01
ARM - 3/17	319,516.29	0.03
ARM - 3/27	129,633,374.53	11.61
ARM - 3/27 - 40Yr Dual	76,033,590.82	6.81
ARM - 3/27 - 5Yr IO	38,946,711.21	3.49
ARM - 5/25	656,650.21	0.06
ARM - 5/25 - 5Yr IO	278,100.00	0.02
Fixed - 10Yr	81,545.12	0.01
Fixed - 15Yr	3,604,967.26	0.32
Fixed - 20Yr	2,802,818.80	0.25
Fixed - 25Yr	2,433,322.33	0.22
Fixed - 30Yr	151,824,333.19	13.6
Fixed - 30Yr - 40Yr Dual	32,028,090.12	2.87
Fixed - 30Yr - 5Yr IO	17,304,442.13	1.55
Total:	1,116,593,559.14	100

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17. Property Type

Property Type	Balance	% Balance
Condominium	88,667,598.67	7.94
PUD	133,825,325.34	11.99
Single Family	800,170,975.95	71.66
Two to Four Family	93,929,659.18	8.41
Total:	1,116,593,559.14	100

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18. Documentation

Documentation	Balance	% Balance
Full Documentation	607,646,975.57	54.42
Limited Documentation	121,575,998.39	10.89
Stated Income	387,370,585.18	34.69
Total:	1,116,593,559.14	100

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19. Lien

Lien	Balance	% Balance
1	1,104,805,068.01	98.94
2	11,788,491.13	1.06
Total:	1,116,593,559.14	100

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20. State

State	Balance	% Balance
Alabama	3,498,965.47	0.31
Alaska	452,996.21	0.04
Arizona	50,509,972.41	4.52
Arkansas	1,397,619.25	0.13
California	360,675,844.12	32.3
Colorado	14,935,495.60	1.34
Connecticut	11,554,420.72	1.03
Delaware	2,521,790.26	0.23
Florida	136,704,904.89	12.24
Georgia	3,312,416.51	0.3
Hawaii	13,733,584.91	1.23
Idaho	761,735.36	0.07
Illinois	79,252,976.11	7.1
Indiana	7,916,664.60	0.71
Iowa	1,964,658.09	0.18
Kansas	2,233,724.18	0.2
Kentucky	2,820,097.61	0.25
Louisiana	12,200,485.89	1.09
Maine	645,804.89	0.06
Maryland	46,822,450.15	4.19
Massachusetts	17,571,835.93	1.57
Michigan	15,096,641.05	1.35
Minnesota	15,963,455.53	1.43
Mississippi	1,644,879.17	0.15
Missouri	14,579,961.08	1.31
Montana	142,955.87	0.01
Nebraska	1,618,607.30	0.14
Nevada	22,294,715.86	2
New Hampshire	1,901,658.70	0.17
New Jersey	54,049,892.61	4.84
New Mexico	3,589,851.64	0.32
New York	66,603,730.70	5.96
North Carolina	5,824,645.63	0.52
North Dakota	442,213.93	0.04
Ohio	11,061,644.20	0.99
Oklahoma	4,418,092.38	0.4
Oregon	6,219,997.30	0.56
Pennsylvania	22,276,326.74	2
Rhode Island	7,954,352.84	0.71
South Carolina	3,637,340.12	0.33
South Dakota	798,360.11	0.07
Tennessee	5,468,465.16	0.49
Texas	30,314,434.06	2.71
Utah	13,139,275.65	1.18
Vermont	141,880.70	0.01
Washington	21,041,229.43	1.88
Wisconsin	13,418,303.33	1.2
Wyoming	1,462,204.89	0.13
Total:	1,116,593,559.14	100

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11 Madison Avenue

New York, New York 10010

www.credit_suisse.com

11/1/2006 11:20

Disclaimer The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-131465 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.